Exhibit 99.01

INVESTOR CONFERENCE CALL SCRIPT – SEPTEMBER 16, 2013

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2014 first quarter investor conference call. Your host for today’s call is Sebastian Giordano, Interim CEO of WPCS International Incorporated. Before I turn the call over to Mr. Giordano, please be advised that the participants on today’s call will be in a listen only mode until Mr. Giordano has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements. I will now turn the call over to Mr. Giordano.

[SEBASTIAN GIORDANO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2014 first quarter investor conference call. The agenda for today’s call will include a discussion of our financial results and a review of our company’s goals going forward.

We are pleased to report an improvement in financial performance quarter over quarter. For the first quarter of fiscal year 2014 ended July 31, 2013, we generated $118,000 in EBITDA on revenue of $9.7 million. This compares to an EBITDA loss of $311,000 in the previous quarter on revenues of $9.4 million. The EBITDA improvement was due primarily from lower operating costs and slightly higher revenues. For the three months ended July 31, 2012, we posted an EBITDA loss of $81,000 on revenues of $13.4 million for the same period one year ago. We currently have a backlog of $26 million in orders to fulfill and a bid list of $52 million.

For clarification, WPCS defines EBITDA as earnings before interest, income taxes, depreciation and amortization but in addition, WPCS has incurred one-time credits and charges from discontinued operations and severance charges as well as non-cash charges from changes in fair value of derivative liabilities, deferred tax asset valuation allowances, acquisition-related earn-out costs, goodwill and other intangible asset impairments. These credits and charges are excluded from the EBITDA calculation so that we can provide a more meaningful perspective on the financial performance of our continuing operations.

As mentioned, we believe the market continues to offer the types of bid opportunities that maximize our engineering capabilities. Our commitment to quality workmanship and our special certifications in design-build engineering continue to give us a competitive advantage during this economic recovery. As evidenced in press releases announcing new contracts, customers continue to seek bids from WPCS because of our outstanding reputation. The public services and healthcare markets are the most active.

Our management team continues to implement cost efficiencies as well as emphasizing the improvement of gross margins. For the three months ended July 31, 2013, our consolidated gross margin was 26%, an improvement from the 22% gross margin generated in the same period one year ago.

The total SG&A expense was lower as compared to the same period last year, due to cost savings from headcount reductions and operational efficiencies. The revenue segmentation for the operations was approximately 51% wireless communication, 9% specialty construction and 40% electrical power. The company did record a one-time charge of approximately $1.5 million in severance expense related to the separation agreement with our former CEO, Andy Hidalgo.

In regards to our convertible notes financing, the conversion features of the notes and the common stock warrants issued, are considered derivative financial instruments that are accounted for as a note discount with each being a derivative liability. WPCS is required to determine the fair value of these liabilities, with the changes in fair value recorded in the financial results each period as a non-cash charge or gain. For the three months ended July 31, 2013, WPCS recorded non-cash charges of approximately $4.1 million for the amortization of note discount and change in fair value of the derivative liabilities. The increase in the fair value of derivatives was impacted by the weighted average market price of the company’s stock at the end of the quarter of $3.35 as compared to the conversion price of the notes and warrants of $2.1539. I would like to emphasize that these non-cash charges do not affect the operating cash flow of the company.

Although these charges have caused us to post negative shareholder equity, the management team is focused on increasing the shareholder equity through improved operations, positive changes to the derivative liabilities and by seeking a shareholder value proposition. As a result of the negative equity, the company previously reported receiving a letter of noncompliance from NASDAQ since our equity fell below their $2.5 Million threshold. The Company recently responded to NASDAQ with a series of recommendations on how it intends to increase its equity to meet this requirement and we await their response to our plan. We fully expect to stay compliant as a NASDAQ Capital Market listed company.

For the first quarter of fiscal year 2014 ended July 31, 2013, WPCS reported a net loss of approximately $5.9 million or $5.89 per diluted share, due primarily to the aforementioned one-time and non-cash charges. This compares to net income of $994,000 or $0.99 per diluted share, for the same period one year ago, which includes income from discontinued operations for the Hartford and Lakewood Operations of approximately $1,685,000, or $1.68 per diluted share.

In summary, the management team is pleased to generate positive EBITDA performance, and has worked diligently during the past year to improve operating performance, cut costs, sell under-performing operations, and settle previous bank debt. It has been a challenge but we are making progress.

Since taking over the Interim CEO role, I can assure you that we are evaluating all opportunities for improvement including seeking a shareholder value proposition. Investors will be notified of our efforts at the appropriate time. We remain confident that value is on the horizon and we have the leadership team to carry it through.

I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2014 first quarter investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and entering 61282 as the program identification number.

This will conclude the call.